Exhibit 21.1

Present Subsidiaries

Entity Name:	State or Jurisdiction Of Incorporation	Percentage of Voting Securities Owned
Teradyne Benelux, Inc.	Delaware	100%

Teradyne Canada Limited	Canada	100%

Teradyne (Shanghai) Co., Ltd	Peoples Republic of China	100%

Teradyne de Costa Rica S.A.	Costa Rica	100%

Teradyne Diagnostic Solutions Holdings Ltd.	United Kingdom	100%

Teradyne Diagnostic Solutions Ltd.	United Kingdom	100%

Teradyne Diagnostic Solutions Inc.	Delaware	100%*

Teradyne Diagnostic Solutions GmbH	Germany	100%*

Teradyne GmbH	Germany	100%

Teradyne Holdings Limited	United Kingdom	100%

Teradyne Limited	United Kingdom	100%*

Teradyne Assembly Holdings Ltd.	United Kingdom	100%*

Teradyne Assembly Limited	United Kingdom	100%*

Aegis Properties Limited	United Kingdom	100%*

Teradyne Hong Kong Ltd.	Delaware	100%

Teradyne Italia SrL	Italy	100%

Teradyne Japan Ltd.	Delaware	100%

Teradyne K.K.	Japan	100%*

Teradyne Asia Pte., Ltd.	Singapore	100%

Teradyne Korea Ltd.	Delaware	100%

Teradyne Malaysia, Ltd	Delaware	100%

Teradyne de Mexico S.A. de C.V.	Mexico	100%

Teradyne Netherlands Ltd.	Delaware	100%

Teradyne Philippines Limited	Delaware	100%

Teradyne Realty, Inc	Massachusetts	100%

Teradyne STD Korea Ltd.	Korea	100%

Teradyne SAS	France	100%

Teradyne Spain, Inc.	Delaware	100%

Teradyne Taiwan Ltd.	Delaware	100%

Teradyne Thailand Ltd.	Delaware	100%

GenRad, Inc.	Massachusetts	100%

GenRad A.B.	Sweden	100%*

GenRad S.A.	France	100%*

GenRad Holdings Limited	United Kingdom	100%*

GenRad Europe Limited	United Kingdom	100%*

Mitron Europe Limited	United Kingdom	100%*

Mastertech Automotive Ltd.	United Kingdom	100%*

Herco Technology Corp.	California	100%

Perception Laminates, Inc.	California	100%

1000 Washington, Inc	Massachusetts	100%

Teradyne (Sweden) AB	Sweden	100%

*	Indirect subsidiaries whose voting securities are 100% controlled by Teradyne, Inc.